ESCROW AGREEMENT


                  ESCROW AGREEMENT, dated as of September 3, 1996, among Mel Weiss ("Weiss"), Donnkenny Apparel, Inc., a Delaware corporation ("Donnkenny"), and Squadron, Ellenoff, Plesent & Sheinfeld, LLP, a New York limited liability partnership ("Escrow Agent"). This Agreement is being entered into by the parties pursuant to Section 6.02 of the Stock Purchase Agreement of even date herewith between Weiss and Donnkenny (the "Stock Purchase Agreement").

         1.       Escrow

         1.1      Appointment and Acknowledgment of Escrow Agent

                  Weiss and Donnkenny hereby appoint Escrow Agent, and Escrow Agent hereby agrees to serve, as the Escrow Agent pursuant to the terms of this Agreement. Donnkenny shall deposit into escrow with Escrow Agent on or before January 13, 1997 cash in an amount if any, determined in accordance with
Section 6.2 of the Stock Purchase Agreement (the "Escrowed Funds"). If no funds are to be paid to the Escrow Agent pursuant to said Stock Purchase Agreement by said date, this Agreement shall thereupon terminate.

         1.2      Operation of Escrow

                  The Escrow Agent shall hold the Escrowed Funds in escrow pursuant to this Agreement (the "Escrow") in an interest bearing account approved by Weiss. The Escrow Agent shall (i) release the Escrowed Funds from the Escrow and (ii) pay such funds to Weiss or




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Donnkenny, as the case may be, from time to time, in whole or in part, within twenty (20) business days following receipt of a notice from Donnkenny (a "Payment Notice") that:

                    (i) a specified amount of the Escrowed Funds that is equal to the amount placed in the Escrow in respect of any Affiliate Liability (as defined in the Stock Purchase Agreement) is to be released from the Escrow and paid to Weiss following the release of such Affiliate Liability; and

                    (ii) a specified amount of the Escrowed Funds that is equal to an amount paid or to be paid in respect of any Affiliate Liability is to be released from the Escrow and paid to Donnkenny to be applied to the payment of such Affiliate Liability or the reimbursement of Donnkenny for the payment of such Affiliate Liability.

                  All payments hereunder shall be made by check payable in United States Dollars. Interest earned on the Escrow shall be paid to the parties in proportion to the portion of the Escrowed Funds paid to the parties. Any Payment Notice shall be furnished to Weiss on or prior to the date of the furnishing of such Payment Notice to the Escrow Agent. If the Escrow Agent has not received notice from Weiss or his counsel (a "Dispute Notice") that he objects to any payment described in any Payment Notice within 15 days following the Escrow Agent's receipt of such Payment Notice, then the Escrow Agent shall make the payments described in the Payment Notice. If the Escrow Agent receives a Dispute Notice within such 15-day period, then any payments that are disputed, as described in such Dispute Notice, shall not be made by the Escrow Agent, unless and until the Escrow Agent receives joint instructions from Weiss and Donnkenny with respect to such payment or until such payment is ordered by a court pursuant to Section 1.3(b) hereof.

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         1.3      Further Provisions Relating to the Escrow

                  (a) Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent may disregard and shall not be required to refer to, or examine, any notice, instruction, instrument or document except as specifically provided herein. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice furnished to it hereunder and believed by it to be genuine. Escrow Agent shall not be liable for any mistake of fact or of law or any error of judgment, or for any act or any omission, except as a result of Escrow Agent's own willful misconduct or gross negligence.

                  (b) Weiss and Donnkenny authorize Escrow Agent, if Escrow Agent is uncertain as to its rights or duties hereunder or is threatened with litigation or is sued, (i) to refrain from taking any action until it shall be directed otherwise in a joint written instruction by Weiss and Donnkenny or by an order of a court of competent jurisdiction, and (ii) to interplead all interested parties or to initiate any other proceedings with like effect in any court of competent jurisdiction and to deposit the Escrowed Funds with the clerk of that court.

                  (c) Escrow Agent's responsibilities and liabilities hereunder will terminate upon payment by Escrow Agent of all the Escrowed Funds under this Agreement.

         2.       Resignation of the Escrow Agent

                  The Escrow Agent may resign at any time by giving thirty (30) days' notice of such resignation to the other parties. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrowed Funds as depositary. In such event, the Escrow Agent shall not take any action until the Parties have jointly appointed a successor

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Escrow Agent. On receipt of notice signed by or on behalf of Weiss and
Donnkenny, the Escrow Agent shall promptly turn over the Escrowed Funds to the successor Escrow Agent. The Escrow Agent shall thereafter have no further obligations hereunder.

         3.       Indemnity

                  Each of Weiss and Donnkenny hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent from and against any and all losses, expenses (including, without limitation, reasonable fees and disbursements of counsel, including fees and disbursements of Escrow Agent in its capacity as legal counsel to the Escrow Agent), assessments, liabilities, claims, damages, actions, or other charges incurred by or assessed against it for anything done or omitted by it in the performance of its duties hereunder, except as a result of its own willful misconduct or gross negligence. The agreements contained in this Section 3 shall survive any termination of this Escrow Agreement or the Escrow Agent's duties hereunder.

         4.       Miscellaneous

         4.1      Modification; Conflicts

                  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party.

         4.2      Notices

                  All notices and other communications under this Agreement shall be in writing and shall be either delivered personally, mailed by certified mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy,

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telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision). Notice shall be deemed given upon receipt.

         If to Weiss, to:

                           Mel Weiss
                           c/o Fashion Avenue Knits, Inc.
                           1710 Flushing Avenue
                           Ridgewood, New York 11385
                           Telecopy No.: (718) 456-9001
                           Confirmation No.: (718) 456-9000

         with a copy to:

                           Silverberg Stonehill & Goldsmith, P.C.
                           11 West 40th Street
                           New York, New York 10018
                           Attention: Sheldon Silverberg, Esq.
                           Telecopy No.: (212) 391-4556
                           Confirmation No.: (212) 730-1900


         If to Donnkenny, to:

                           Donnkenny Apparel, Inc.
                           1411 Broadway
                           New York, New York 10018
                           Attention: Richard Rubin
                           Telecopy No.: (212) 768-3974
                           Confirmation No.: (212) 730-7770

         with a copy to

                           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                           551 Fifth Avenue
                           New York, New York 10176
                           Telecopy No.: (212) 697-6686
                           Confirmation No.: (212) 661-6500

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         If to Escrow Agent, to

                           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                           551 Fifth Avenue
                           New York, New York 10176
                           Telecopy No.: (212) 697-6686
                           Confirmation No.: (212) 661-6500


         4.3      Counterparts; Governing Law

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first written above.




                                   /s/ Mel Weiss
                                   ----------------------------------
                                   Mel Weiss


                                   DONNKENNY APPAREL, INC.


                                   By:  /s/ Richard Rubin
                                        -----------------------------
                                        Name:  Richard Rubin
                                        Title: President and Chief Executive
                                               Officer



                                   SQUADRON ELLENOFF PLESENT &
                                            SHEINFELD, LLP


                                   By:  /s/ Harvey Horowitz
                                        -----------------------------
                                        Name:  Harvey Horowitz
                                        Title: Partner


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